Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com
Investor and Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com
For release: Immediately
Airgas Fills Audit Committee Vacancy and Names New Audit Committee Chairman
RADNOR, PA – July 2, 2008 – Airgas, Inc. (NYSE:ARG) announced today that it has filled the Audit Committee vacancy created by the recently announced untimely passing of William O. Albertini. W. Thacher Brown has been appointed to serve as a member of the Audit Committee, and John C. van Roden, Jr. has been appointed to serve as Chairman of the Audit Committee.
Mr. Brown has served as a director of the Company since 1989, and has previously served on the Audit Committee. He is the former Chairman and President of 1838 Investment Advisors, LLC. Mr. van Roden has served as a director of the Company since October, 2006, and is a current member of the Audit Committee. He is the former Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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